EXHIBIT 99.1

LABOR READY PROVIDES 2004 OUTLOOK

More Than 40% Net Income Growth Anticipated for Current Quarter

TACOMA, WA – December 15, 2003 –Labor Ready, Inc. (NYSE:LRW) today provided its outlook for 2004 and raised earlier guidance for the fourth quarter 2003.

FOURTH QUARTER 2003 FORECAST

Based on results to date, the Company anticipates net income growth for the fourth quarter of more than 40% over the fourth quarter of 2002, with net income per share of $0.10 to $0.11, compared to $0.08 a year earlier.  In previous guidance issued on October 14, 2003, the Company had estimated net income would increase approximately 20% over the $3.3 million earned in the fourth quarter of 2002.

Revenue for the quarter is expected to be between $240 million and $243 million, an 8% improvement over $223 million a year earlier, and higher than previous guidance of $228 million to $233 million.

2003 ANNUAL FORECAST

Revenue for the year is expected to be between $882 million and $885 million, compared to revenue of $863 million in 2002.  Net income per share is expected to be $0.39 to $0.40, compared to $0.28 a year earlier.  This would represent an approximately 50% increase in net income over 2002, compared to previous estimates of a 40% increase.

“We continue to see a broad increase in demand for temporary manual labor, both geographically and across most industries we serve,” said Labor Ready President and CEO Joe Sambataro.  “The sales trends we saw in September have continued throughout the quarter. Demand for our services is stronger than we have seen in almost three years.”

FIRST QUARTER 2004 FORECAST

The Company estimates revenue for the first quarter of 2004 to be between  $193 million and $197 million, or approximately 13% growth compared to $172 million in the first quarter of 2003.  Seven percent of that expected growth can be attributed to the Company’s change to a 52/53-week fiscal year (described below).  Historically a loss quarter due to seasonality, the first quarter is expected to result in a net loss per share in the range of ($0.02) to ($0.04), compared to a net loss per share of ($0.08) a year earlier.

2004 ANNUAL FORECAST

Revenue for 2004 is estimated to be between $920 million and $940 million, or approximately 5% growth compared to 2003.  This estimate takes into account a 2% loss of revenue as a result of fewer billing days in the 52-week fiscal year 2004 (described below).  Net income per share for 2004 is expected to be between $0.48 and $0.52, a 25% improvement over 2003.

Commenting on 2004 initiatives, Sambataro said the Company will continue its strategies to increase revenue and profitability in its current locations, expand into new markets in the U.S. and Canada, and further expand its operations in the United Kingdom.

“Our primary focus is to leverage existing operations, and build on the current sales trends as demand for temporary labor continues to improve,” said Sambataro.

The Company anticipates opening 35 new branch locations in 2004, including 29 branch locations in new markets in the U.S. and Canada, and six in the United Kingdom.

Sambataro concluded:  “We have great momentum going into 2004.  While we have maintained cost management programs, our stronger-than-expected earning results are a result of a broad increase in demand for our services in an expanding economy.

We are excited to forecast a 25% improvement in net income on a 5% improvement in revenues.  The leverage in our business is holding as revenues continue to improve.”

EFFECT OF TRANSITION TO 52/53-WEEK FISCAL YEAR

On March 12, 2003, Labor Ready’s Board of Directors approved a change in the Company’s fiscal year end, from December 31, to a 52/53-week fiscal year ending on the Friday closest to December 31.  The change is in effect for fiscal year 2003, which will end January 2, 2004.  In fiscal years consisting of 53 weeks, the final quarter consists of 14 weeks; in fiscal years with 52 weeks, all quarters consist of 13 weeks.

Labor Ready will continue to end each quarter on the Friday closest to the end of the last month of the quarter, despite changing its fiscal year-end date.  Historically, the inconsistency in year-end versus quarter-end cut off periods has resulted in a variance of billing days in the first and fourth quarters of each year.

The quarter-end dates and comparable number of billing days are set forth in the table below.

	Fiscal Year 2004		Fiscal Year 2003		Fiscal Year 2002
	End Date	# of Billing Days	End Date	# of Billing Days	End Date	# of Billing Days
1st Quarter	April 2	91	March 28	87	March 29	88
2nd Quarter	July 2	91	June 27	91	June 28	91
3rd Quarter	October 1	91	September 26	91	September 27	91
4th Quarter	December 31	91	January 2	98	December 31	95

The table below provides the impact on revenue growth for each quarter during 2004, compared to 2003, related to the change in the number of billing days in each quarter and the effect of seasonality on the quarter-end dates, which will fall one week later in the season.

Fiscal Year 2004	Impact on Revenue Growth related to the change in billing days
1st Quarter	7%
2nd Quarter	None
3rd Quarter	None
4th Quarter	(9)%
TOTAL	(2)%

CONFERENCE CALL

Management will discuss the financial update on a conference call at 8:00 a.m. (PT), Tuesday, December 16, 2003.  The conference call may be accessed on Labor Ready’s web site at www.laborready.com and will be available for replay for 30 days following the call.

ABOUT LABOR READY

Labor Ready is the nation’s leading provider of temporary manual labor to the light industrial and small business markets.  Labor Ready serves more than 275,000 customers by providing a flexible, dependable workforce to such industries as freight handling, warehousing, landscaping, construction and light manufacturing.  In 2002, the Company put nearly 600,000 people to work.  Labor Ready currently operates more than 780 locations in the United States, Canada, and the United Kingdom.  For additional information, visit Labor Ready’s website at www.LaborReady.com.

This news release contains forward-looking statements, such as statements about the ranges of revenues and profits anticipated for current and future periods, sales momentum, the success of cost control measures, expansion plans, and other factors that may affect our financial results and operations in the future.  Our actual results are, however, subject to a number of risks, including:  1) national and global economic conditions; 2) our ability to continue to attract and retain customers and maintain profit margins in the face of new and existing competition; 3) potential new laws and regulations that could have a materially adverse effect on our operations and financial results; 4) adverse developments in pending or future litigation; 5) significant labor disturbances which could disrupt industries we serve; 6) increased costs and collateral requirements in connection with our insurance obligations, including workers’

compensation insurance; 7) the adequacy of our financial reserves; 8) our continuing ability to comply with financial covenants in our lines of credit and other financing agreements; 9) our ability to attract and retain competent employees in key positions; and 10) other risks described in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q filed October 24, 2003.

For more information, contact:

Steve Cooper, CFO

253-680-8213

Stacey Burke, Director of Public Relations

253-680-8291